Exhibit 99.1

Erickson Air-Crane Incorporated Announces

Third Quarter 2013 Results

— Revenues Increase 58% on Acquisition Contributions —

— Net Income of $14.5 million; Adjusted Net Income of $16.0 million —

— Full Year Revenue and Earnings Guidance Updated —

PORTLAND, Ore. — (BUSINESS WIRE) – November 7, 2013 — Erickson Air-Crane Incorporated (NASDAQ:EAC) (“Erickson,” the “Company,” “we,” “us” and “our”), a leading global provider of aviation services to a worldwide mix of commercial and government customers and the vertically integrated manufacturer and operator of the powerful, heavy-lift helicopter, the Erickson S-64 Aircrane, today announced third quarter 2013 financial results.

Third Quarter and Recent Highlights

•	Revenue increased 58% to $120.2 million, primarily due to contributions from acquisitions; this growth was partially offset by a decrease in cost per hour and crewing services in Italy, coupled with lower firefighting revenues compared to an extraordinary season in the prior year.

•	Adjusted EBITDA, which excludes acquisition and integration related expenses, increased 24% to $47.7 million.

•	On September 3rd, the Company closed its strategic acquisition of Air Amazonia, establishing an expanded aerial services presence in South America targeting the oil and gas market.

•	Key contracts signed include;

•	Australia NAFC - firefighting

•	Los Angeles County - firefighting

•	SOCAFRICA Department of Defense - logistics support

•	Sikorsky Aircraft Corp – aircraft assemblies

•	Solidified executive leadership team with appointments of Chief Financial Officer, Vice President of Global Sales and Marketing, Vice President of Safety, Security and Compliance, and Vice President of Global Human Resources.

Third Quarter Results

Revenue for the quarter ended September 30, 2013 increased 58% compared with the prior year third quarter, to $120.2 million. Revenue growth was primarily due to the acquisition of Evergreen Helicopters. Erickson’s legacy business excluding Evergreen Helicopters’ and Air Amazonia’s contributions, was down for the quarter, primarily due to a decrease in cost per hour and crewing services in Italy, coupled with lower firefighting revenues as compared to a highly active fire season in the prior year third quarter.

Government segment revenues increased 61% during the third quarter of 2013, to $92.9 million as compared to $57.6 million in the prior year third quarter, due to the Evergreen Helicopters acquisition.

Commercial segment revenues increased 47% to $27.3 million as compared to $18.6 million in the prior year third quarter due to higher revenue in the manufacturing / MRO business as well as an increase in infrastructure construction in North and South America, which includes the Air Amazonia acquisition.

Third quarter 2013 operating income was $33.3 million as compared to $30.5 million in the prior year third quarter. This includes $2.5 million of acquisition, integration and related expenses that decreased operating income. Excluding these expenses, adjusted operating income increased 17.4% to $35.8 million, as presented in the table below.

Other expense in the third quarter of 2013 was $9.6 million as compared to $1.9 million of expense in the prior year third quarter. The primary driver was an increase in net interest expense to $8.7 million as compared to $1.5 million in the prior year due to increased average outstanding borrowings related to the EHI acquisition.

Net income in the third quarter of 2013 was $14.5 million, or earnings of $1.05 per diluted share, as compared to net income of $17.6 million, or earnings of $1.80 per diluted share in the prior year third quarter. Net income and earnings per diluted share, adjusted to exclude acquisition, integration and related expenses, were $16.0 million, or $1.16 per diluted share, for the quarter ended September 30, 2013, as presented in the table below.

Adjusted EBITDA, as presented in the table below, increased 24% to $47.7 million in the third quarter of 2013 as compared to $38.4 million in the prior year period.

Adjusted EBITDAR, which also excludes the effect of the acquisition, integration, and related expenses as presented in the table below, was $53.1 million in the third quarter of 2013 as compared to $38.4 million in the prior year third quarter.

Udo Rieder, Chief Executive Officer of Erickson, commented, “We made progress on our strategic and operational objectives in the quarter. This included the closing of the Air Amazonia acquisition, which provides us a broader aerial services infrastructure in Brazil. We also were pleased to make several strong additions to our leadership team and to complete a number of important contract wins that further diversify our mix of business.”

Mr. Rieder continued, “Our softer than expected financial performance reflects a lighter North American firefighting season, a timing shift of contract activity in our South American oil and gas business and penalties for the Evergreen Helicopters fleet. We have seen a significant reduction for October and minimizing future penalties remains a high priority.”

As of September 30, 2013, the Company had $54.5 million drawn on its revolving credit facility (excluding letters of credit) and a maximum borrowing availability of $65.8 million. As of September 30, 2013, the Company had $5.3 million in cash on its balance sheet.

Updated Guidance

The full year guidance provided below is operational and adjusted to exclude any acquisition or integration related expenses (including $8.8 million incurred in the first three quarters).

The Company has revised its pro forma guidance, which assumes that the acquisitions of Evergreen Helicopters and Air Amazonia and associated financing had occurred on January 1, 2013. The new pro forma guidance incorporates the lower than expected third quarter results, and the Company’s current outlook for the fourth quarter. The update reflects the Air Amazonia pro forma 2013 contribution of $25.0 million in revenue, $6.0 million in EBITDA and $0.17 in earnings per share.

The Company now expects pro forma results for full year as follows: revenues in the range of $385 to $395 million, Adjusted EBITDA in the range of $104 to $110 million, and earnings per share of $1.00 to

$1.25, based on fully diluted shares outstanding of 13.8 million, which includes the dilutive effect of the conversion of approximately 4.0 million outstanding shares of preferred stock into the same number of shares of common stock as if it had occurred on January 1, 2013.

The Company now expects “as reported” results for full year as follows: revenues in the range of $310 to $320 million, Adjusted EBITDA in the range of $89 to $95 million and adjusted earnings per share in the range of $1.20 to $1.50, based on the assumed diluted weighted average shares outstanding of 11.8 million. The Company has updated its full year weighted average share count to reflect the total it expects to report for the full year.

Mr. Rieder concluded, “We are focused on utilizing our global platform and dedicated employee base to build one of the world’s leading aviation services companies. We look forward to demonstrating further progress and to creating enduring value as we achieve our vision for the business.”

About Erickson Air-Crane Incorporated

Erickson Air-Crane Incorporated is a leading global provider of aviation services to a worldwide mix of commercial and government customers. The Company currently operates a diverse fleet of 90 rotary-wing and fixed wing aircraft, including a fleet of 20 heavy-lift S-64 Aircranes. This fleet supports a wide variety of government and commercial customers, across a broad range of aerial services, including critical supply and logistics for deployed military forces, humanitarian relief, firefighting, timber harvesting, infrastructure construction, and transportation and other government related activities. The Company also maintains a vertical manufacturing capability for the S-64 Aircrane, related components, and other aftermarket support and maintenance, repair, and overhaul services for the Aircrane and other aircraft. Founded in 1971, Erickson Air-Crane is headquartered in Portland, Oregon and maintains facilities and operations in North America, South America, the Middle East, Africa and Asia-Pacific. For more information, please visit http://www.ericksonaircrane.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. You can identify forward-looking statements by words such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include: that we do not realize the benefits from the recently completed the acquisitions of both Evergreen Helicopters and Air Amazonia and we may not realize the benefits of these acquisitions on a timely basis or at all; our ability to integrate these businesses successfully or in a timely and cost-efficient manner; our ability to successfully expand these businesses, enter new markets and manage international expansion; that we do not have extensive operating history in the aerial services segments, in the geographic areas, or with the types of aircraft historically operated by Evergreen Helicopters and Air Amazonia; that the anticipated reduction in troops in Afghanistan in the near-term may adversely affect us; that we operate in certain dangerous and war-affected areas, which may result in hazards to our fleet and personnel; the hazards associated with our helicopter operations, which involve significant risks and which may result in hazards that may not be covered by our insurance or may increase the cost of our insurance; our safety record; our substantial indebtedness; that we and our subsidiaries may still incur significant additional indebtedness; our failure to obtain any required financing on favorable terms; compliance with debt obligations, which could adversely affect our financial condition and impair our ability to grow and operate our business;

cancellations, reductions or delays in customer orders; our ability to collect on customer receivables; weather and seasonal fluctuations that impact aerial services activities; competition; reliance on a small number of large customers; the impact of short-term contracts; the availability and size of our fleet; the impact of government spending; the impact of product liability and product warranties; the ability to attract and retain qualified personnel; the impact of environmental and other regulations, including FAA regulations and similar international regulations; our ability to accurately forecast financial guidance; our ability to convert backlog into revenues and appropriately plan expenses; worldwide economic conditions (including conditions in Greece, Italy and the other geographic areas in which we operate); our reliance on a small number of manufacturers; the necessity to provide components or services to owners and operators of aircraft; our ability to effectively manage our growth; our ability to keep pace with changes in technology; our ability to adequately protect our intellectual property; our ability to successfully enter new markets and manage international expansion; our ability to expand and market manufacturing and maintenance, repair and overhaul services; the potential unionization of our employees; the fluctuation in the price of fuel; the impact of changes in the value of foreign currencies; and the risks of doing business in developing countries and politically or economically volatile areas; as well as other risks and uncertainties more fully described under the heading “Risk Factors” in our most recently filed Annual Report on Form 10-K, or Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, as well as the other reports we file with the SEC from time to time.

You should not place undue reliance on any forward-looking statements. Erickson Air-Crane assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable laws.

Conference Call

The Company will hold a conference call to discuss its earnings results for the third quarter ended September 30, 2013 on November 7, 2013 at 4:30 p.m. Eastern Time with prepared remarks by Udo Rieder, the Company’s President and Chief Executive Officer, and Eric Struik, the Company’s Chief Financial Officer, to be followed by a question and answer session for the investment community. A live webcast of the call can be accessed at investors.ericksonaircrane.com. To access the call, dial toll-free 1-888-329-8877 or 1-719-325-2464 (international). The pass code is 5190563.

To listen to a telephonic replay of the conference call, dial toll-free 1-877-870-5176 or 1-858-384-5517 (international) and enter pass code 5190563. The replay will be available beginning at 7:30 p.m. ET on Thursday, November 7, 2013, and will last through 11:59 p.m. Eastern Time November 21, 2013.

This conference call will also be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://investors.ericksonaircrane.com/. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call by accessing the same link.

— FINANCIAL TABLES FOLLOW —

ERICKSON AIR-CRANE INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(Unaudited)

	September 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$5,302	$1,468
Restricted cash	2,853	3,781
Accounts receivable net of allowances for doubtful accounts of $742 and $460 in 2013 and 2012, respectively	71,346	24,446
Prepaid expenses and other current assets	5,831	1,426
Income tax receivable	1,610	1,048
Deferred tax assets	9,656	8,208

Total current assets	96,598	40,377

Aircraft support parts, net	124,939	93,041
Aircraft, net	128,707	66,673
Property, plant, and equipment, net	91,926	54,675
Other intangible assets, net	23,597	—
Goodwill	252,520	—
Other noncurrent assets	35,117	2,057

Total assets	$753,404	$256,823

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$28,179	$8,746
Current portion of long-term debt	—	71,202
Accrued and other current liabilities	50,144	19,662
Income tax payable	2,528	6,275

Total current liabilities	80,851	105,885

Long-term debt, less current portion	16,060	26,674
Long-term revolving credit facilities	54,513	—
Long-term notes payable	355,000	—
Other long-term liabilities	11,000	1,415
Uncertain tax positions	18,286	—
Deferred tax liabilities	22,416	17,481

Total liabilities	558,126	151,455
Stockholders’ equity (deficit):
Common stock; $0.0001 par value; 110,000,000 shares authorized; 13,786,290 and 9,726,785 issued and outstanding at September 30, 2013 and December 31, 2012, respectively	1	1
Additional paid-in capital	179,845	101,833
Retained earnings (accumulated deficit)	13,803	2,447
Accumulated other comprehensive income (loss)	579	71

Total stockholders’ equity (deficit) attributable to Erickson Air-Crane Incorporated	194,228	104,352

Noncontrolling interest	1,050	1,016

Total stockholders’ equity (deficit)	195,278	105,368

Total liabilities and stockholders’ equity	$753,404	$256,823

ERICKSON AIR-CRANE INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30, 2013	Three Months Ended September 30, 2012	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012
Net revenues	$120,226	$76,261	$225,756	$141,747
Cost of revenues	74,041	39,719	152,808	90,845

Gross profit	46,185	36,542	72,948	50,902

Operating expenses:
General and administrative	10,107	3,973	26,486	11,405
Research and development	1,154	995	3,116	3,425
Selling and marketing	1,642	1,097	5,507	4,177

Total operating expenses	12,903	6,065	35,109	19,007

Operating income (loss)	33,282	30,477	37,839	31,895

Other income (expense):
Interest expense, net	(8,665)	(1,524)	(16,516)	(5,537)
Interest income (expense) related to tax contingencies	(560)	—	(871)	—
Amortization of debt issuance costs	(599)	(297)	(1,386)	(852)
Unrealized foreign exchange gain (loss)	159	(13)	299	28
Loss on early extinguishment of debt	—	—	(215)	—
Realized foreign exchange gain (loss)	(68)	(108)	(218)	207
Gain on disposal of equipment	20	—	41	—
Other income (expense), net	95	1	(267)	920

Total other income (expense)	(9,618)	(1,941)	(19,133)	(5,234)

Net income (loss) before income taxes and noncontrolling interest	23,664	28,536	18,706	26,661
Income tax expense (benefit)	9,176	10,902	7,009	10,168

Net income (loss)	14,488	17,634	11,697	16,493
Less: Net (income) loss related to noncontrolling interest	37	(78)	(341)	(315)

Net income (loss) attributable to Erickson Air-Crane Incorporated	14,525	17,556	11,356	16,178
Dividends on Redeemable Preferred Stock	—	—	—	2,794

Net income (loss) attributable to common stockholders	$14,525	$17,556	$11,356	$13,384

Net income (loss)	$14,488	$17,634	$11,697	$16,493
Other comprehensive income (loss):
Foreign currency translation adjustment	727	158	542	117

Comprehensive income (loss)	15,215	17,792	12,239	16,610
Comprehensive (income) loss attributable to noncontrolling interest	(14)	(97)	(375)	(311)

Comprehensive income (loss) attributable to Erickson Air-Crane Incorporated	$15,201	$17,695	$11,864	$16,299

Net income (loss) per share attributable to common stockholders
Basic	$1.26	$1.80	$1.10	$2.21

Diluted	$1.05	$1.80	$1.02	$2.21

Weighted average shares outstanding
Basic	11,562,465	9,756,478	10,356,507	6,051,346

Diluted	13,813,514	9,756,478	11,122,050	6,051,346

The following tables provide additional detail on the revenues and revenue flight hours for the components of the two reportable segments:

(Dollars in thousands)	Three Months Ended September 30, 2013	Three Months Ended September 30, 2012	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012
Government revenues:
Firefighting	$43,025	$46,875	$68,442	$67,823
Defense and security	48,028	—	76,794	—
Transport and other government related services	1,855	10,753	9,134	20,329

Total Government revenues	$92,908	$57,628	$154,370	$88,152

Commercial revenues:
Timber harvesting	$9,416	$10,362	$26,916	$24,418
Infrastructure construction	10,807	6,876	34,342	25,081
Manufacturing / MRO	7,095	1,395	10,128	4,096

Total Commercial revenues	$27,318	$18,633	$71,386	$53,595

	Three Months Ended September 30, 2013	Three Months Ended September 30, 2012	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012
Government revenue flight hours:
Firefighting	2,198	2,762	3,249	3,546
Defense and security	5,382	—	8,598	—
Transport and other government related services	137	959	452	1,359

Total Government revenue flight hours	7,717	3,721	12,299	4,905

Commercial revenue flight hours:
Timber harvesting	1,352	1,506	3,824	3,396
Infrastructure construction	730	616	2,294	2,009

Total Commercial revenue flight hours	2,082	2,122	6,118	5,405

Use of Non-GAAP Financial Measures

The Company uses adjusted EBITDA (“Adjusted EBITDA”) in managing our business. We define EBITDA as net income (loss) before interest expense, net, provision for (benefit from) income taxes, and depreciation and amortization. Adjusted EBITDA means, with respect to any fiscal period, our EBITDA, adjusted for, without duplication, the sum of the following amounts for such period to the extent included in determining consolidated net earnings (or loss) for such period: (i) extraordinary gains, (ii) non-cash items increasing consolidated net earnings for such period, excluding any items representing the impact of purchase accounting or the reversal of any accrual of, or cash reserve for, anticipated changes in any period, (iii) non-cash extraordinary losses, (iv) any other non-cash charges reducing consolidated net earnings for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period or amortization of a prepaid cash expense that was paid in a prior period, (v) to the extent not capitalized, (A) non-recurring expenses, fees, costs and charges incurred and funded prior to, on or within 9 months after the closing date in connection with the ABL Revolver and the Evergreen Helicopters acquisition; and (B) expenses incurred and funded prior to, on, or within 2 years of the closing date in connection with the termination of the lease for the location that is the chief executive office of Evergreen Helicopters as of the closing date; and (vi) transaction related expenditures incurred and funded prior to, on or within 9 months of the date of consummation of (A) the Air Amazonia acquisition, (B) any permitted acquisition under the ABL Revolver, or (C) any investment that is permitted pursuant to the ABL Revolver, in the case of each of (A), (B), and (C), that arise out of cash charges related to deferred stock compensation, management bonuses, strategic market reviews, restructuring, retention bonuses, consolidation, severance or discontinuance of any portion of operations, termination of the lease for the headquarters of Evergreen Helicopters, employees or management of the target of such permitted acquisition, accrued vacation payments and working notices payments and other non-cash accounting adjustments.

The Company also uses adjusted EBITDAR in managing our business. Adjusted EBITDAR is determined by adding aircraft lease expense to adjusted EBITDA.

The Company also uses adjusted net income, adjusted operating income, and adjusted net income per share, in managing our business. We define adjusted operating income as operating income (loss) attributable to the Company, adjusted to exclude the effect of acquisition, integration and related expenses. We define adjusted net income as net income (loss) attributable to the Company, adjusted to exclude the effect of acquisition and integration related expenses and related tax effects. We define adjusted net income per share in the same manner, divided by the same number of shares of common stock used in calculating GAAP net income per share. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP, and should not be considered measures of the Company’s liquidity. The non-GAAP financial measures are provided as additional information to help both management and investors compare business trends among different reporting periods on a consistent and more meaningful basis and enhance investors’ overall understanding of the Company’s current financial performance and prospects for the future.

The following tables reconcile the non-GAAP financial measures appearing in this press release to the most directly comparable GAAP measures:

	Three Months Ended September 30, 2013	Three Months Ended September 30, 2012	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012
EBITDA and Adjusted EBITDA and Adjusted EBITDAR Reconciliation
Net income (loss) attributable to Erickson Air-Crane Incorporated	$14,525	$17,556	$11,356	$16,178
Interest expense, net	8,665	1,524	16,516	5,537
Tax expense (benefit)	9,176	10,902	7,009	10,168
Depreciation and amortization	11,566	7,670	25,439	16,413
Amortization of debt issuance costs	599	297	1,386	852

EBITDA	$44,531	$37,949	$61,706	$49,148

Acquisition, integration and related expenses	2,511	—	8,755	—
Non-cash unrealized mark-to-market foreign exchange gains (losses)	(159)	13	(299)	(28)
Interest related to tax contingencies	560	—	871	—
Loss on early extinguishment of debt	—	—	215	—
Non-cash charges from awards to employees of equity interests	255	433	665	1,729
Other (gains) losses	(20)	—	(41)	(800)

Adjusted EBITDA	$47,678	$38,395	$71,872	$50,049

Aircraft lease expenses	5,408	—	8,627	—

Adjusted EBITDAR	$53,086	$38,395	$80,499	$50,049

	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2013
Operating Income and Adjusted Operating Income Reconciliation
Operating income (loss)	$33,282	$37,839
Acquisition, integration and related expenses	2,511	8,755

Adjusted Operating income (loss)	35,793	46,594
Net Income and Adjusted Net Income Reconciliation
Net income (loss) attributable to Erickson Air-Crane Incorporated	$14,525	$11,356
Acquisition, integration and related expenses	2,511	8,755
Tax effect of acquisition and integration related expenses (assumed 40% rate)	(1,004)	(3,502)

Net impact of acquisition and integration costs on net income	1,507	5,253
Adjusted net income (loss) attributable to Erickson Air-Crane Incorporated	$16,032	$16,609
Net Income (Loss) Per Share Attributable To Common Stockholders and Adjusted Net Income (Loss) Per Share Attributable to Common Stockholders Reconciliation
Net income (loss) attributable to common stockholders	$14,525	$11,356
Adjusted net income (loss) attributable to Erickson Air-Crane Incorporated	$16,032	$16,609
Weighted average shares outstanding
Basic	11,562,465	10,356,507
Diluted	13,813,514	11,122,050
Adjusted net income (loss) per share attributable to common stockholders
Basic	$1.39	$1.60
Diluted	$1.16	$1.49